Exhibit 99.2

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED ANNOUNCES CORPORATE DEVELOPMENTS

SAN DIEGO, March 19, 2007 – Accredited Home Lenders Holding Co. (NASDAQ: LEND) (“Accredited” or “Company”) announced that the Company has received notice from the NASDAQ staff that the Company’s common stock is subject to delisting from The NASDAQ Stock Market. NASDAQ issued the notice, as required by its Marketplace Rules, in connection with the Company’s failure to file its 2006 Annual Report on Form 10-K prior to expiration of the 12b-25 period on March 15, 2006. Accredited intends to request a hearing before the NASDAQ Listing Qualifications Panel (“Panel”) to appeal the determination. The appeal will stay the delisting of the Company’s stock from The NASDAQ Stock Market pending the Panel’s decision. In the meantime, the Company is working to file its Form 10-K as soon as possible.

In addition, Accredited announced that a class action lawsuit was filed against the Company and certain of its officers and directors. The lawsuit generally alleges that, between November 1, 2005 and March 12, 2007, Accredited issued materially false and misleading statements regarding the Company’s business and financial results causing the Company’s stock to trade at artificially inflated prices. The Company believes that the lawsuit has no merit and intends to defend the case vigorously.

As announced previously, Accredited continues to explore various strategic options, including raising additional capital to enhance liquidity and provide the Company with the flexibility to retain or sell originated loans based on an assessment of the best overall return. Accredited is currently in discussions regarding a possible financing arrangement with a third party that would provide additional liquidity. The Company has retained a financial advisor in this endeavor. There can be no assurance that the Company will be successful in completing a financing arrangement or in obtaining the additional liquidity.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any securities offered by the Company will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to its possible delisting from The NASDAQ Stock Market and intention to request a NASDAQ hearing, and file its Annual Report on Form 10-K; the Company’s intent to vigorously defend its securities class action lawsuit and its beliefs concerning the lawsuit; the Company’s exploration of strategic options, including raising capital to enhance liquidity and provide flexibility to retain or sell loans based on an assessment of the best overall return, and the discussions regarding a possible financing arrangement with a third party that would provide additional liquidity. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to fund its loan commitments on terms acceptable to the Company, if at all, its ability to remain listed on The NASDAQ and/or file its Annual Report on Form 10-K, the Company’s ability to obtain insurance coverage or otherwise pay defense costs in any pending litigation and the Company’s ability to obtain a favorable outcome in such litigation, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects in its forward-looking statements.